Exhibit 10.6
September 11, 2006
Mr. William A. Robinson
1100 Cassatt Road
Berwyn, PA 19312
Dear Mr. Robinson:
     You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (the “Company”) dated as of March 7, 2005 (the “Original Employment Agreement”) and thereafter amended by a certain Letter Agreement (the “First 2005 Letter Agreement”) dated December 2, 2005 and a certain Letter Agreement (the “Second 2005 Letter Agreement”) dated December 14, 2005. The Original Employment as amended by the First 2005 Letter Agreement and the Second 2005 Letter Agreement is refereed to herein as the “Existing Employment Agreement.” Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Existing Employment Agreement.
     In accordance with the mutual desires of you and the Company, the latter in this letter agreement (this “Agreement”) hereby agrees to modify the terms of your Existing Employment Agreement as set forth below, effective as of the date this Agreement is executed:
     1. Benefits Payable Upon Termination. Section 5(b)(iii) of the Existing Employment Agreement is deleted in its entirety and replaced with the following:
If termination occurs pursuant to any manner described in Paragraphs 5(a)(ii), (iii), (v) or (vi), or by the Company by notice of non-renewal of the Agreement, any unvested shares of SunCom Wireless PCS Holdings, Inc. Wireless stock owned by Executive (and that are subject to the terms of a restricted stock award letter agreement or comparable agreement) on such date shall vest immediately upon such termination.
     2. All Other Provisions Remain Effective. Except as otherwise expressly modified under this Agreement, all other terms and conditions of the Existing Employment Agreement shall continue in full force and effect and are hereby ratified and confirmed. In the event of any inconsistency between the terms of the Existing Employment Agreement and the terms of this Agreement, the terms of this Agreement shall control.
     Please evidence your acceptance of the previous modification to the Existing Employment Agreement by executing this Agreement where provided below and returning it to me, whereupon this Agreement shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Existing Employment Agreement as amended by this Agreement.

Mr. William A. Robinson
September 11, 2006

     Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the terms of the Existing Employment Agreement.

SunCom Wireless Management Company, Inc.

By:	/s/ Laura M. Shaw-Porter

Laura M. Shaw-Porter
Senior Vice President, Human Resources

Executive

/s/ William A. Robinson

WILLIAM A. ROBINSON